AMENDMENT No. 2 TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Amended and Restated Employment Agreement dated as of February 21, 2012, as amended as of December 17, 2012 (the “Original Agreement”), by and between Xcel Brands, Inc., a Delaware corporation (the “Company”) and James F. Haran (the “Executive”, and together with the Company, the “parties”), is dated as of October 18, 2013.

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to amend certain provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Compensation. Effective September 16, 2013, the first two sentences of Section 1.3(a) of the Original Agreement are deleted in their entirety and replaced with the following:

Base Salary. The Executive’s base salary shall be $300,000 per annum (the “Base Salary”).

2.            Cash Bonus. Section 1.3(b) is hereby deleted in its entirety and replaced with the following:

Cash Bonus. Executive shall be eligible for a cash bonus of up to $50,000 per annum for fiscal years ended on or prior to December 31, 2013 and $60,000 per annum for fiscal years commencing on or after January 1, 2014 (the “Cash Bonus”) based upon the following: 50% of the Cash Bonus for a fiscal year shall be paid to the Executive if the Company achieves at least 70% of its budgeted Adjusted EBITDA (as defined below) for such fiscal year and 100% of the Cash Bonus for a fiscal year shall be paid to the Executive if the Company achieves at least 90% of its budgeted Adjusted EBITDA for such fiscal year. The Cash Bonus shall be awarded to the Executive on the date that is the earlier of (i) the 90th day following the end of the fiscal year to which the Cash Bonus relates and (ii) the first business day following the date the Company’s annual report on Form 10-K for the fiscal year to which the Cash Bonus relates is filed with the Securities and Exchange Commission. Notwithstanding the foregoing, all payments of Cash Bonuses shall be made on a date that allows such payments to comply with the requirements of Section 409A of the Code. Executive shall be eligible to receive a pro rata portion of the Cash Bonus if Executive’s employment is less than a full year or ceases prior to the end of the calendar year for which a Cash Bonus has not yet been paid. The Executive is eligible to receive additional cash bonuses at the discretion of the Company’s compensation committee.

3.            Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Name: Robert W. D’Loren
Title: Chief Executive officer

EXECUTIVE:

/s/ James F. Haran
James F. Haran